Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

TiVo, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3/A of TiVO Inc. to be filed on or about April 4, 2003 of our report dated August 16, 2002, with respect to the consolidated balance sheet of TiVo Inc. as of January 31, 2002, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended January 31, 2002 which report appears in the January 31, 2002, annual report on Form 10-K/A of TiVO Inc. and to the reference to our firm under the heading “Independent Public Accountants” in the prospectus. Our report refers to a restatement.

/s/ KPMG LLP

Mountain View, California

April 4, 2003